Exhibit 99.1

Spartan Stores and Nash Finch Complete Merger

GRAND RAPIDS, MI and MINNEAPOLIS, MN – November 19, 2013 – Spartan Stores, Inc. (Nasdaq: SPTN) and Nash Finch Company (Nasdaq: NAFC) today announced the completion of their merger. Spartan Stores, Inc. will use the corporate name of SpartanNash Company, with the official name change to SpartanNash expected to become effective at the annual shareholders meeting in May 2014. The combined company will continue to conduct business as Spartan Stores, Nash Finch and MDV in their respective markets. The common stock of SpartanNash will trade under the symbol “SPTN” on the Nasdaq Stock Exchange beginning today.

“This merger brings together two highly complementary organizations to form a leader in the grocery wholesale, retail and military commissary and exchange channels,” said Dennis Eidson, President and Chief Executive Officer of Spartan Stores. “We would like to thank all of our stakeholders, including our shareholders, associates, customers and suppliers, for their support in completing this significant achievement. We look forward to leveraging our new platform with its broader customer base and geographic reach to create significant long-term value for our shareholders.”

Spartan Stores and Nash Finch shareholders approved the merger during separate shareholder meetings held yesterday. Over 99% of Spartan Stores shares voting on the proposed issuance of stock to Nash Finch stockholders in the merger voted in favor. Over 98% of Nash Finch shares voting on the proposal voted in favor of the merger. Under the terms of the merger agreement, each share of Nash Finch common stock was converted into 1.20 shares of Spartan Stores common stock. Former Spartan Stores shareholders own approximately 57.7% of the equity of the combined company and former Nash Finch shareholders own approximately 42.3%. The combined company has approximately 38 million shares outstanding.

SpartanNash’s Board of Directors includes seven directors from Spartan Stores’ previous board and four directors from Nash Finch’s previous board. In addition to Craig Sturken, who will serve as Chairman of the Board of Directors and Mr. Eidson, President and Chief Executive Officer, the other members of the Board of Directors include: M. Shân Atkins, Frank M. Gambino, Yvonne R. Jackson, Elizabeth A. Nickels and Timothy J. O’Donovan, former members of the board of directors of Spartan Stores and William R. Voss, Mickey P. Foret, Douglas A. Hacker and Hawthorne L. Proctor, former members of the board of directors of Nash Finch.

Along with completing the merger, SpartanNash has changed its fiscal year end from the last Saturday in March to the Saturday closest to December 31. This date change results in a transition period with a 15-week third quarter this year versus a 16-week third quarter last year and a 39-week fiscal year ending December 28, 2013 versus a 52-week fiscal year ending March 30, 2013. Approximately six weeks of Nash Finch’s sales and earnings contributions will be included in Spartan’s third quarter and fiscal year results.

SpartanNash expects that the transaction will create cost synergies of approximately $20 million, $35 million and $52 million in fiscal years 2014, 2015 and 2016, respectively. Integration and transaction closing related costs of approximately $17 million to $18 million will be recorded in the quarter ended December 28, 2013. Integration costs of $10 million to $11 million, $4 million to $5 million and $1 million to $2 million are expected to be incurred in fiscal years 2014, 2015 and 2016, respectively. The transaction is expected to be accretive to earnings per share, excluding the one-time integration and transaction costs, in fiscal 2014 which will end on January 3, 2015. The combined company also expects to consistently continue to return value to shareholders through a dividend which will initially be set at $0.48 per share on an annualized basis.

Moelis & Company LLC acted as Spartan Stores’ financial advisor. Warner Norcross & Judd LLP acted as Spartan Stores’ legal counsel and Skadden, Arps, Slate, Meagher & Flom LLP acted as counsel for Spartan Stores’ Board of Directors. Nash Finch’s financial advisor was J.P. Morgan Securities Inc. LLC and its legal advisor was Morgan, Lewis & Bockius LLP.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 44 states and the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. SpartanNash currently operates 177 supermarkets, primarily under the banners of Family Fare Supermarkets, No Frills, Bag ‘n Save and Econofoods.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “expects” or “looks forward to,” or similar expressions; or that an event or trend “will” occur. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today’s date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores’ and Nash Finch’s business and the combined company’s ability to compete in the highly competitive grocery distribution and retail grocery industry. The adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend of SpartanNash will be considered and declared by the board of directors at its discretion. Additional information concerning these and other risks is contained in Spartan Stores’ and Nash Finch’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

SpartanNash Media Contact

Jeanne Norcross

Vice President Corporate Affairs

616-878-2830

SpartanNash Investor Contact

Dave Staples

Executive Vice President & CFO

616-878-8793